As filed with the U.S. Securities and Exchange Commission on June 3, 2026.

Registration No. 333-294896

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEN Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7370	99-1291725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1170 Wheeler Way

Langhorne, PA 19047

1.800.909.9598

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Virgilio D. Torres

Chief Executive Officer

1170 Wheeler Way

Langhorne, PA 19047

1.800.909.9598

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shashi Khiani, Esq. Prithvi Tanwar, Esq. Polsinelli PC 1401 Eye Street, NW, Suite 800 Washington, DC 20005 (202) 783-3300	Joel D. Mayersohn Esq. Dickinson Wright PLLC 350 East Las Olas Boulevard, Suite 1750 Ft. Lauderdale, Florida 33301 (954) 991-5426

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the United States Securities and Exchange Commission declares the registration statement, of which this prospectus forms a part, effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2026

PRELIMINARY PROSPECTUS

TEN Holdings, Inc.

8,000,000 Shares of Common Stock

TEN Holdings, Inc. (“TEN,” the “Company,” “we,” “us,” or “our”) is offering 8,000,000 shares of our common stock, par value $0.0001 per share (our “Common Stock”). The assumed public offering price for each share of Common Stock is $1.41, which was the closing price of our Common Stock on the Nasdaq Capital Market (“Nasdaq”) on May 26, 2026.

The shares of Common Stock are expected to be issued in a single closing and the public offering price per share of our Common Stock will be fixed for the duration of this offering.

We have engaged WestPark Capital, Inc. (the “Placement Agent”) to act as our Placement Agent in connection with this offering. The Placement Agent is not purchasing or selling any of the shares of Common Stock we are offering. We have agreed to compensate the Placement Agent as set forth in the table below, which assumes that we sell all of the shares of Common Stock offered by this prospectus (the “Prospectus”).

The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). That is, on the closing date, we will issue the shares of Common Stock directly to the account(s) at the Placement Agent identified by each purchaser; upon receipt of such shares, the Placement Agent shall promptly electronically deliver such shares to the applicable purchaser, and payment therefor shall be made by the Placement Agent (or their clearing firm) by wire transfer to us.

Our Common Stock is listed on the Nasdaq under the symbol “XHLD.” The last reported sale price of our Common Stock on the Nasdaq on May 26, 2026 was $1.41 per share. The actual public offering price per share of Common Stock will be determined between us, the Placement Agent, and the investors in this offering at the time of pricing, and may be at a discount to the current market price for the Common Stock. Therefore, the assumed offering price per share of Common Stock may not be indicative of the final offering price.

You should read this entire Prospectus, together with additional information described under “Additional Information,” carefully before you invest in any of our securities.

We are a smaller reporting company under Rule 405 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and, as such, have elected to comply with certain scaled or reduced public company disclosure requirements for this Prospectus and the documents incorporated herein by reference.

	Per Share	Total
Public Offering Price
Placement Agent Fees (1)
Proceeds, Before Expenses, to the Company

(1)	We have agreed to pay the Placement Agent a cash fee equal to seven percent (7.0%) of the gross proceeds raised in the offering. See “Plan of Distribution” beginning on page 12 of the Prospectus for a description of the compensation and expense reimbursement to be received by the Placement Agent.

Investing in shares of our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for more information on these risks. You should review that section of this Prospectus for a discussion of matters that investors should carefully consider before purchasing shares of our Common Stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of Common Stock is expected to be made on or about ___, 2026, subject to satisfaction of customary closing conditions.

WESTPARK CAPITAL

Placement Agent

The date of this Prospectus is ___, 2026.

i

This Prospectus is a part of a Registration Statement on Form S-1 (the “Registration Statement”) that we filed with the SEC under the Securities Act, which includes exhibits that provide more information regarding the matters discussed in this Prospectus. This Prospectus provides you with a general description of the Company and the shares of Common Stock we are offering. Also, we incorporate by reference into this Prospectus certain documents and other information we have filed with the SEC. You should carefully read this Prospectus, as well as additional information described under “Additional Information” and “Incorporation of Documents by Reference,” before deciding to invest in our securities.

We have not authorized anyone to provide you with any information or to make any representations other than as contained in this Prospectus. We neither take any responsibility for, nor can provide any assurance about, the reliability of any information that others may give you. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the cover of this Prospectus. Our business, financial condition, results of operations, future growth prospects and other information in this Prospectus may have changed since that date.

This Prospectus is not an offer to sell, and it is not a solicitation of an offer to buy, securities in any jurisdiction in which the offer or sale is not permitted. The distribution of this Prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This Prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such an offer or solicitation is not authorized or is unlawful. Recipients must not distribute this Prospectus into jurisdictions where such distribution would be unlawful.

For investors outside the United States, we are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. Neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and observe any restrictions relating to, this offering and the distribution of this Prospectus outside the United States.

In this Prospectus, unless the context otherwise requires, references to “TEN,” the “Company,” “we,” “our,” or “us,” refer to TEN Holdings, Inc., a Nevada corporation, and its subsidiaries.

Our logo, trademarks and service marks are the property of the Company. Other trademarks or service marks appearing in this Prospectus are the property of their respective holders. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Prospectus may appear without the TM, SM, ® or © symbols, but such references are not intended to indicate, in any way, that we or any third-party will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 thereunder. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to: any projections of earnings, revenue, or other financial items; any statements regarding the adequacy, availability, and sources of capital, any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “may,” “might,” “will,” “should,” “would,” “could,” “likely,” “estimate,” “intend,” “continue,” “future,” “potential,” “believe,” “expect,” “plan,” “project,” “target,” “forecast,” “outlook,” “anticipate,” “estimate,” or “intend” or similar expressions or the negative thereof. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to maintain compliance with the regulations applicable to us, including the continued listing requirements of the Nasdaq;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in our industry; and

●	other assumptions described in this Prospectus underlying or relating to any forward-looking statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed under “Risk Factors” in this Prospectus. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this Prospectus to reflect future events or developments.

1

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this Prospectus. It may not contain all the information that may be important to you. You should read this entire Prospectus including all documents incorporated herein by reference, carefully, especially the “Risk Factors” contained in or incorporated by reference into this Prospectus and under similar headings in the other documents that are incorporated by reference into this Prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2025 and our other SEC filings, as well as our consolidated financial statements and related notes and other information incorporated by reference into this Prospectus before making an investment decision with respect to our securities. Please see the sections titled “Additional Information” and “Incorporation of Documents by Reference” in this Prospectus.

Overview

The Company, headquartered in Langhorne, Pennsylvania, was incorporated on February 12, 2024 in Pennsylvania to act as the holding company of TEN Events, Inc. (“TEN Events”), which was incorporated in Pennsylvania in May of 2011 and is an operating entity. On July 24, 2024, the Company changed its domicile of incorporation from Pennsylvania to Nevada. TEN Events is a provider of event planning, production, and broadcasting services. TEN Events produces virtual, hybrid, self-service, and physical events. Virtual, hybrid, and self-service events could involve virtual and hybrid event planning, production and broadcasting services, and continuing education services, all of which are supported by our proprietary Xyvid Pro platform and TEN Pro platform. Physical events were added to our revenue streams, due to our corporate restructuring completed in fiscal year 2023, and mainly involve livestreaming and video recording of physical events.

As of the date of this Prospectus, we primarily generate revenue from virtual and hybrid events delivered to corporate customers.

Our mission is to deliver top-tier planning, production, and broadcasting services for virtual, hybrid and physical events. Our goal is to become a global leader in innovative virtual events that enhance engagement and connectivity, making impactful and memorable experiences accessible to all.

Our Competitive Strengths

●	Proprietary Webcasting and Event Management Platform. Our proprietary Xyvid Pro platform underpins our event planning, production, and broadcasting services by offering professional audio-visual capabilities, customizable event design, seamless cross-device accessibility, scalable infrastructure for audiences of all sizes, and a suite of attendee engagement tools. We are committed to ongoing platform enhancements through dedicated research and development to meet evolving customer needs.

●	Event Production Experience and Expertise. Since May 2011, our Company has delivered over a decade of expertise in event planning, production, and broadcasting, offering virtual, hybrid, and physical events that include conferences, product launches, trainings, and investor meetings, with comprehensive support for live-streaming, video production, and custom on-demand content. We also provide continuing education solutions with qualification tracking and certificate generation, ensuring tailored networking, communication, and learning experiences for each client.

●	Dedicated Customer Service. We assign a dedicated team to each customer, tailoring our expert guidance and support in event production to their specific need, from training to full event management, and provide comprehensive troubleshooting and technical assistance, which has fostered a loyal customer base.

●	Experienced Management Team. Our management team has extensive industry and management experience, which reaches approximately 18 years on average for each member.

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Our Services

Virtual and Hybrid Events

During the fiscal year ended December 31, 2025, we supported approximately 248 virtual and hybrid events, attracting about 525,812 attendees. During the three months ended March 31, 2026, we supported approximately 52 virtual and hybrid events, attracting about 112,305 attendees. These events, hosted on our Xyvid Pro and TEN Pro internet-based platforms, span a range of purposes including conferences, marketing events, product launches, training, and investor and shareholder meetings.

Our platforms offer dynamic, interactive engagement tools and are fully customizable to meet each customer’s needs, regardless of their event management expertise. We provide comprehensive event planning, design, content creation, management, technical support, and post-event reporting for customers with limited experience, as well as specialized resources for those with advanced in-house capabilities. We also deliver continuing education services, particularly for companies in professionally licensed industries, supporting live and asynchronous learning, qualification tracking, polling, scoring, and certification.

Service fees are based on event duration, complexity, timing, attendee numbers, and customization requirements. Revenue from virtual and hybrid events was approximately $2.7 million in 2025 and $3.2 million in 2024, representing about 88.2% and 91.9% of our total revenue, respectively. Revenue from virtual and hybrid events was approximately $0.8 million in the three months ended March 31, 2026, and $0.7 million in the three months ended March 31, 2025, representing about 92.7% and 96.4% of our total revenue, respectively

Physical Events

We commenced our physical event services in the fiscal year ended December 31, 2023. Our physical event offerings include live streaming and video recording at event sites, video editing and production, and the creation of a custom on-demand video library for viewing and downloading finished content.

We charge service fees for physical events, which are determined primarily by event duration, timing, the anticipated number of on-site technicians required, and customization needs. Revenue from physical events was approximately $0.4 million in 2025 and $0.3 million in 2024, representing about 11.8% and 8.1% of our total revenue, respectively. Revenue from physical events was approximately $0.06 million in the three months ended March 31, 2026, and $0.02 million in the three months ended March 31, 2025, representing about 7.3% and 3.6% of our total revenue, respectively.

Risk Factors

Investing in our securities involves a high degree of risk. Prior to deciding to invest in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this Prospectus together with all the other information contained in or incorporated by reference in this Prospectus. You should also see the risk factors discussed under the heading “Risk Factors” under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025.

The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the securities offered.

Corporate Information

Our principal executive offices are located at, and our mailing address is, 1170 Wheeler Way, Langhorne, Pennsylvania 19047. Our main telephone number is 1.800.909.9598. Our corporate website address is: https://www.tenholdingsinc.com/. The information contained on, or that can be accessed through, our website is not a part of this Prospectus and should not be relied upon with respect to this offering.

3

THE OFFERING

Issuer	TEN Holdings, Inc.

Common Stock Offered	8,000,000 shares of our Common Stock

Offering Price per Share	$___ per share

Common Stock Outstanding before the Offering	4,477,443 shares

Common Stock Outstanding after the Offering	12,477,444 shares

Market for our Common Stock; Trading Symbol	Our Common Stock is listed on the Nasdaq under the symbol “XHLD.” The closing sale price of our Common Stock on May 26, 2026 was $1.41.

Use of Proceeds	We estimate that the net proceeds to us from the shares of Common Stock sold by us in this offering, after deducting Placement Agent fees and estimated offering expenses payable by us, will be approximately $10.0 million, assuming a public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026. Our management will retain broad discretion regarding the allocation and use of the net proceeds. Currently, we intend to use the net proceeds from this offering for general working capital and corporate purposes, including repayment of indebtedness. See “Use of Proceeds.”

Risk Factors	Investing in shares of our Common Stock involves a high degree of risk. See “Risk Factors,” for a discussion of the factors you should consider carefully before investing in our Common Stock.

Dividend Policy	We have no present plans to declare dividends and intend to retain our earnings to continue to fund our operations and grow our business.

Lock-Up	All of our directors and officers and certain of our stockholders have agreed with the Placement Agent, subject to certain exceptions, not to sell or pledge, directly or indirectly, any number of shares of Common Stock issued by us or any securities convertible into or exercisable or exchangeable for shares of Common Stock issued by us for a period of 90 days after the date of this Prospectus. See “Plan of Distribution—Lock-up Agreements” for more information. In addition, we have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder and a registration statement on Form S-8), until 90 days after the completion of this offering.

Transfer Agent	Computershare Inc.

Except as otherwise indicated, all information in this Prospectus related to the number of shares of our Common Stock to be outstanding immediately after this offering is based on 4,477,443 shares of our Common Stock outstanding, which is comprised of (i) 3,977,443 shares of our Common Stock outstanding as of March 31, 2026 and (ii) 500,000 shares of our Common Stock issued on May 22, 2026.

The number of shares outstanding as of March 31, 2026, excludes:

●	197,609 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 2026, at a weighted average exercise price of $6.82 per share; and

●	69,057 shares reserved for future issuance pursuant to our Amended and Restated 2024 Equity Incentive Plan as of March 31, 2026.

Unless otherwise indicated, all information in this Prospectus reflects or assumes no exercise of the outstanding stock options described above.

4

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to carefully considering the other information contained in this Prospectus and in the documents incorporated by reference herein, you should carefully consider the risks described below, as well as the risks discussed under the caption “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, as amended or updated by our subsequent filings with the SEC, which are incorporated by reference into this Prospectus in their entirety. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could harm our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks related to this offering

We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds from this offering. We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes, including repayment of indebtedness. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Any purchaser in this offering will experience immediate and substantial dilution in the net tangible book value of shares purchased in this offering.

Since the offering price per share in this offering is substantially higher than the net tangible book value per share of our Common Stock outstanding prior to this offering, any purchaser in this offering will suffer substantial dilution in the net tangible book value of shares purchased in this offering. Based on the public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, and our estimated aggregate net proceeds of $10.0 million from this offering after deducting Placement Agent fees and estimated offering expenses payable by us, the purchasers will experience immediate dilution of $0.43 per share, representing the difference between our as adjusted net tangible book value per share as of March 31, 2026, after giving effect to this offering and the public offering price per share of Common Stock. The exercise of outstanding stock options would result in further dilution of such investment. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

Future sales or issuances of our Common Stock in the public markets, including sales or issuances under our Equity Line of Credit (“ELOC”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”) or sales by our directors, officers and stockholders or the perception of such sales, could depress the trading price of our Common Stock.

The sale of a substantial number of shares of our Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. We may sell large quantities of our Common Stock at any time pursuant to this Prospectus or in one or more separate offerings or pursuant to our ELOC. In addition, subject to the 90-day lock-up agreements that they have entered into with the Placement Agent (subject to certain exceptions) and securities law restrictions, our directors, officers and stockholders may sell shares of Common Stock at any time. We cannot predict the effect that future sales of our Common Stock, including by our directors and officers, or the effect that the timing of any such sales, would have on the market price of our Common Stock.

5

We are subject to government investigations and regulatory inquiries which could result in substantial costs, penalties and reputational harm.

We have received subpoenas and other requests for information from the U.S. Department of Justice (the “DOJ”) and the U.S. Securities and Exchange Commission (the “SEC”) relating to the Company’s initial public offering (the “IPO”) and four contracts the Company executed after its IPO.

Government investigations and regulatory proceedings are inherently uncertain, can be time-consuming, disruptive, and expensive, and can divert the attention of management and other personnel from our business operations. The outcome of these matters cannot be predicted with certainty, and we may be required to incur substantial legal, accounting and other professional fees in responding to these investigations.

If these investigations result in adverse findings, settlements, enforcement actions, civil litigation, criminal proceedings, injunctions, monetary penalties, disgorgement, changes to our business practices, limitations on our operations, or other remedial measures, our business, financial condition, results of operations, cashflows, and reputation could be materially adversely affected. In addition, publicity regarding these matters, regardless of the ultimate outcome, could harm our reputation, impair our ability to maintain or grow relationships with customers, investors, business partners, and employees and negatively impact the trading price of our securities.

Any adverse resolution of these matters could also impair our ability to access the capital markets, complete financing transactions, suspension of trading of our securities, maintain exchange listing standards, or satisfy contractual obligations, which could materially adversely affect our business and prospects.

Failure to comply with The Nasdaq Capital Market continued listing requirements may result in our common stock being delisted from The Nasdaq Capital Market.

On May 26, 2026, we received a deficiency letter (the “Notice”) from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying us that we are not in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Equity Standard”), which requires us to maintain a minimum of $2,500,000 in stockholders’ equity. We were provided a period of 45 calendar days from the date of the Notice, or until July 10, 2026, to submit to the Staff a plan to regain compliance with the Equity Standard or the alternatives of market value of listed securities or net income from continuing operations. If our plan is accepted, we will be granted an extension of up to 180 calendar days, or until November 22, 2026, to regain compliance. If the Staff does not accept our plan to regain compliance, we would then be entitled to request a hearing and appeal the Staff’s determination to a Nasdaq hearings panel.

We will continue to monitor our stockholders’ equity and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods and may, if appropriate, consider available options to regain compliance with the Equity Standard. If we do not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our Common Stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that we will regain compliance with the Equity Standard during the compliance period or maintain compliance with the other Nasdaq listing requirements. A delisting could substantially decrease trading in our Common Stock, adversely affect the market liquidity of our Common Stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

6

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 8,000,000 shares of our Common Stock in this offering will be approximately $10.0 million, after deducting Placement Agent fees and estimated offering expenses payable by us.

As of March 31, 2026, we had cash and cash equivalents of approximately $0.08 million. We expect to use the net proceeds from this offering for general working capital and corporate purposes, including repayment of indebtedness.

The amounts we have set forth above are estimates developed by our management of the allocation of proceeds of the offering based upon our current plans and prevailing economic and industry conditions. Although we do not currently contemplate material changes in the proposed uses of proceeds set forth above, to the extent that our management finds that adjustment thereto is required, the amounts shown may be adjusted among the uses indicated above. Our proposed uses of net proceeds are subject to changes in general, economic and competitive conditions, timing and management discretion, each of which may change the amount of proceeds expended for the purposes intended. The proposed application of proceeds is also subject to changes in market conditions and our financial condition in general. Changes in general, economic, competitive and market conditions and our financial condition would include, without limitation, the occurrence of a national economic slowdown or recession, a significant change in the demand for our products and/or services, changes in the competitive environment in which we operate, and changes in general market or industry conditions. Accordingly, our management team will have broad discretion in using the remaining net proceeds from this offering.

We may require additional financing in the future to operate and/or further expand our business and to repay outstanding indebtedness. We are not able at this time to predict the amount or potential source of such additional funds and we have no current commitment to obtain such funds, other than as set forth herein. There can be no assurance that additional financing on acceptable terms will be available to us when needed, if at all. Pending use of the net proceeds from the offering, we may make temporary investments in short-term, high-grade, interest-bearing instruments.

DIVIDEND POLICY

As of the date of this Prospectus, we have not paid any cash dividends on our Common Stock, and our board of directors intends to continue a policy of retaining earnings, if any, for use in our operations, though we may change this policy in the future. Any determination by our board of directors to pay dividends in the future to stockholders will be dependent upon our operational results, financial condition, capital requirements, business projections, general business conditions, statutory and regulatory restrictions, and any other factors deemed appropriate by our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2026, on an actual basis and on a pro forma as adjusted basis after giving effect to the completion of this offering and offer and sale of the shares of Common Stock therein at an assumed public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, and to reflect the application of the proceeds of the offering after deducting the Placement Agent fees and estimated offering expenses payable by us.

7

You should read this table in conjunction with our consolidated financial statements and related notes for the three months ended March 31, 2026, and 2025, included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2026, and the information included under “Use of Proceeds” and “Description of Our Capital Stock” in this Prospectus.

	Actual (in thousands)		Pro Forma as Adjusted(1) (in thousands)
Assets:
Current Assets		$7,383		$17,460
Non-Current Assets		$597		$597
Total Assets		$7,980		$18,057
Liabilities:
Current Liabilities		$5,918		$5,918
Non-Current Liabilities		$400		$400
Total Liabilities		$6,318		$6,318
Shareholders’ Equity
Common Stock, par value $0.0001 per share, 3,977,443 shares issued and outstanding	$	*	$	*
Additional paid-in capital		$25,996		$36,073
Accumulated Deficit		$(24,334)		$(24,334)
Total Shareholders’ Equity		$1,662		$11,739
Total Liabilities and Shareholders’ Equity		$7,980		$18,057

*	Less than $1,000

(1)	Reflects sale of Common Stock in this offering, at an assumed public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, and after deducting the estimated Placement Agent fees and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only and we will adjust this information based upon the actual offering price and other terms of this offering determined at pricing. Additional paid-in-capital reflects receipt of the net proceeds we expect to receive in the offering, after deducting the Placement Agent fees and estimated offering expenses payable by us. We estimate such proceeds will be approximately $10.0 million.

8

DILUTION

If you purchase shares of our Common Stock in this offering, your interest will be diluted to the extent of the difference between the assumed public offering price per share of our Common Stock in this offering and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering.

The net tangible book value of our Common Stock as of March 31, 2026, was approximately $1,662,000, or approximately $0.42 per share of Common Stock based upon 3,977,443 shares of Common Stock outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of Common Stock outstanding as of March 31, 2026.

After giving effect to the sale of 8,000,000 shares of Common Stock in this offering at an assumed public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, and after deducting Placement Agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2026 would have been approximately $11,739,000, or approximately $0.98 per share of Common Stock. This represents an immediate increase in as adjusted net tangible book value of $0.56 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.43 per share to investors participating in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors. The following table illustrates this per share dilution to new investors:

Assumed public offering price per share	$1.41
Net tangible book value per share as of March 31, 2026	$0.42
Pro forma increase in net tangible book value per share attributable to this offering	$0.56
Pro forma as adjusted net tangible book value per share after giving effect to this offering	$0.98
Dilution in net tangible book value per share to investors in this offering	$0.43

9

Each $1.00 increase (decrease) in the assumed public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2026, after this offering by approximately $0.62 per share, and would increase (decrease) dilution to new investors by $0.38 per share, assuming that the number of shares of Common Stock offered by us as set forth on the cover page of this Prospectus remains the same and after deducting the Placement Agent fees and estimated offering expenses payable by us.

We may also increase or decrease the number of shares of Common Stock that we are offering. A 100,000 share increase in the number of shares offered by us, as set forth on the cover page of this Prospectus, would increase the pro forma as adjusted net tangible book value per share by approximately $0.003 and decrease the dilution per share to new investors participating in this offering by approximately $0.003, based on an assumed public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, and after deducting the Placement Agent fees and estimated offering expenses payable by us. Similarly, a 100,000 share decrease in the number of shares offered by us, as set forth on the cover page of this Prospectus, would decrease the pro forma as adjusted net tangible book value per share by approximately $0.003 and increase the dilution per share to new investors participating in this offering by approximately $0.003, based on an assumed public offering price of $1.41 per share, which was the closing price of our Common Stock on May 26, 2026, and after deducting the Placement Agent fees and estimated offering expenses payable by us.

The foregoing table and discussion above are based on 3,977,443 shares of our Common Stock outstanding as of March 31, 2026, and exclude:

●	197,609 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 2026, at a weighted average exercise price of $6.82 per share; and

●	69,057 shares reserved for future issuance pursuant to our Amended and Restated 2024 Equity Incentive Plan as of March 31, 2026.

To the extent that any options are exercised, new options are granted under our Amended and Restated 2024 Equity Incentive Plan or we otherwise issue additional shares of Common Stock or securities convertible into or exercisable for our shares of Common Stock in the future (including shares issued in connection with one or more acquisitions we may make), there may be further dilution to new investors. To the extent we raise additional capital through sales of shares of our Common Stock or convertible securities, there may be further dilution.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity, warrants to purchase our shares, or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The above information is illustrative only and will change based upon the actual public offering price, the actual number of shares we offer in the offering, and other terms of the offering determined at pricing.

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HOLDERS OF RECORD

As of May 26, 2026, we had 4,477,443 shares of Common Stock issued and outstanding held by 16 stockholders of record, not including beneficial holders whose shares are held in nominee or “street name” accounts through brokers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Common Stock as of the date of this Prospectus.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 4,477,443 shares of Common Stock outstanding as of May 26, 2026.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of shares of Common Stock beneficially owned by persons listed below and the percentage ownership of such persons, shares of Common Stock underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this Prospectus are outstanding, but are not outstanding for computing the percentage ownership of any other person.

	Common Stock Beneficially Owned
	Number		Percent
Directors and Named Executive Officers(1)
Randolph Wilson Jones III(2)	73,693	(3) (4)	1.65%
Christina Maldonado	-		-
Virgilio D. Torres	-		-
Yuji Ishida	-		-
Gan Yong Sheng	-		-
All directors and named executive officers as a group (5 persons):	73,693		1.65%

5% Stockholders:
V-Cube, Inc. and Naoaki Mashita	1,565,942	(5)	34.97%

Notes:

* Represents less than 1% of beneficial ownership.

(1)	Unless otherwise indicated, the business address of each of the individuals is 1170 Wheeler Way, Langhorne, PA 19047.
(2)	The address for Randolph Wilson Jones III is 491 Schultz Road, Sellersville, PA 18960.
(3)	On October 10, 2024, the Company granted Randolph Wilson Jones III an option to purchase 1,381,750 shares of Common Stock with an exercise price of $0.46 per share. As a result of the Company’s 1-for-15 reverse stock split, effected on December 1, 2025, the number of shares issuable upon the exercise of this option was reduced to 92,117, with an exercise price of $6.90 per share. The option vested as to 60% of the underlying shares upon the completion of the Company’s initial public offering with the remaining 40% of the underlying shares having a one-year cliff, wherein approximately 13.3% of the award vested in October 2025 and the remaining award vested or was to thereafter vest in equal monthly installments, commencing November 2025 until October 2027, so that all the shares subject to the option were to have been vested by October 2027. Upon Mr. Jones’ resignation on May 8, 2026, the option had vested as to 73,693 shares of the Company’s Common Stock.
(4)	Includes the shares of Common Stock underlying the stock options granted to Randolph Wilson Jones III (former Chief Executive Officer) but not exercised under the Amended and Restated Equity Incentive Plan, as mentioned in the note above.
(5)	Includes (i) 1,520,000 shares of Common Stock held by V-Cube, Inc., a Japanese company listed on the Tokyo Stock Exchange and (ii) 45,942 shares of Common Stock issued to Mr. Naoaki Mashita, the chief executive officer of V-Cube, Inc. and a former director of the Company, on December 23, 2024, pursuant to the partial conversion of the convertible promissory note in the principal amount of $317,000 held by Mr. Naoaki Mashita, upon the conversion of the outstanding principal at a conversion price of $6.90 per share. The registered address of V-Cube, Inc. is NBF Platinum Tower, 16-17/F 1-17-3 Shirokane 108-0072, Tokyo.

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DESCRIPTION OF OUR CAPITAL STOCK

The description of our capital stock is incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 18, 2026.

PLAN OF DISTRIBUTION

Pursuant to a placement agent agreement dated June ___, 2026 (“Placement Agent Agreement”), we have retained WestPark Capital, Inc. to act as our Placement Agent in connection with this offering. The Placement Agent is not purchasing or selling any of the shares of Common Stock offered by this Prospectus, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of such shares of Common Stock, other than to use their reasonable “best efforts” to arrange for the sale of such shares of Common Stock by us. Therefore, we may not sell all of the shares of Common Stock being offered pursuant to this Prospectus. The shares of Common Stock will be offered at a fixed price and are expected to be issued in a single closing. We will enter into a securities purchase agreement with investors who purchase shares of Common Stock in this offering pursuant to this Prospectus.

We will deliver the shares of Common Stock being issued to the investors upon receipt of investor funds for the purchase of the shares of Common Stock offered pursuant to this Prospectus. We expect to deliver the shares of Common Stock being offered pursuant to this Prospectus on or about ___, 2026.

Fees and Expenses

We have agreed to pay the Placement Agent an aggregate fee equal to 7.0% of the purchase price paid by all purchasers in this offering. We have also agreed to reimburse the Placement Agent for their legal fees in an amount up to $75,000. We have also agreed to reimburse the Placement Agent for (i) non-accountable expenses 1.0% of gross proceeds of the offering and (ii) up to $25,000 of other reasonable and documented out-of-pocket expenses. In no event will we be required to reimburse the Placement Agent for accountable expenses incurred in excess of $125,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of the Placement Agent fee and reimbursements, will be approximately $0.3 million. After deducting the fees due to the Placement Agent and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $10.0 million (based on an assumed public offering price per share of Common Stock of $1.41, which was the last reported sales price of the Common Stock on the Nasdaq on May 26, 2026).

The following table shows the per share and total cash fees we will pay to the Placement Agent in connection with the sale of the shares of Common Stock pursuant to this Prospectus.

	Per Share	Total
Public Offering Price
Placement Agent Fees(1)
Proceeds, Before Expenses, to the Company

(1)	We have agreed to pay the Placement Agent a cash fee equal to seven percent (7.0%) of the gross proceeds raised in the offering. See “Plan of Distribution” beginning on page 12 of the Prospectus for a description of the compensation and expense reimbursement to be received by the Placement Agent.

Indemnification and Indemnification Escrow

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Concurrently with the execution and delivery of the Placement Agent Agreement, we will set up an escrow account with a third-party escrow agent and will fund such account with $100,000 from this offering that may be utilized by the Placement Agent to fund any bona fide indemnification claims of the Placement Agent arising during a 12-month period following the offering. The escrow account will be interest bearing. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires. We will pay the reasonable fees and expenses of the escrow agent.

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Lock-Up Agreements

Our directors, officers and certain stockholders have entered into lock-up agreements. Under these agreements, these individuals agreed, subject to specified exceptions, not to sell or transfer any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock during a period ending 90 days after the completion of this offering, without first obtaining the written consent of the Placement Agent. Specifically, these individuals agreed, in part, subject to certain exceptions, not to:

●	offer for sale, sell, pledge, or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock; or

●	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock.

No Sales of Similar Securities

We have agreed, subject to certain exceptions, not to issue, enter into any agreement to issue or announce the issuance or proposed issuance of, any shares of Common Stock (or securities convertible into or exercisable for Common Stock) or, subject to certain exceptions, file any registration statement, including any amendments or supplements thereto (other than the registration statement or amendment to the registration statement relating to the securities offered hereunder, any registration statement that the Company is obligated to file as of the date of this Prospectus, and a registration statement on Form S-8), until 90 days after the completion of this offering.

Tail Period

If, during the six (6) month period following the closing of this offering, we consummate a public or private offering or other financing or capital-raising transaction of any kind with investors who the Placement Agent had directly or indirectly contacted or introduced to us, or investors in this offering, we will pay the Placement Agent a fee equal to 7% of the proceeds of such financing (the “Tail Financing Obligation”). The Tail Financing Obligation is subject to FINRA Rule 5110(g), and we shall have the right to terminate the Placement Agent Agreement for Cause. Our exercise of the right to terminate the Placement Agent Agreement for Cause shall eliminate any of our obligations with respect to the Tail Financing Obligation. “Cause," for the purposes of the Placement Agent Agreement, shall mean, as determined by a court of competent jurisdiction, willful misconduct, gross negligence or a material breach of the Placement Agent Agreement by the Placement Agent.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriters, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of Common Stock by the Placement Agent as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates is a full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

Listing

Our Common Stock is currently listed on the Nasdaq under the symbol “XHLD”.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Common Stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating thereto, and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address the effect of alternative minimum tax, federal Medicare contribution tax on net investment income, or special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the rules regarding qualified small business stock within the meaning of Section 1202 of the Code, or U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations (including private foundations) and tax-qualified retirement plans, non-U.S. governments and international organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons who acquire our Common Stock through the exercise of an option or otherwise as compensation, persons subject to the alternative minimum tax or federal Medicare contribution tax on net investment income, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, partnerships and other pass-through entities or arrangements, and investors in such pass-through entities or arrangements. Such Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and U.S. Treasury Regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

This discussion is for informational purposes only and is not tax advice. Persons considering the purchase of our Common Stock pursuant to this offering should consult their tax advisors concerning the U.S. federal income, estate and other tax consequences of acquiring, owning and disposing of our Common Stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of Common Stock that is neither a U.S. Holder, nor a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of Common Stock that is for U.S. federal income tax purposes any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

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Distributions

Distributions, if any, made on our Common Stock to a Non-U.S. Holder to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to the discussions below regarding effectively connected income, backup withholding and foreign accounts. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us or the applicable withholding agent with a properly executed IRS Form W-8BEN (in the case of individuals) or IRS Form W-8BEN-E (in the case of entities), or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. This certification must be provided prior to the payment of dividends and must be updated periodically. In the case of a Non-U.S. Holder that is an entity, U.S. Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to such agent. The Non-U.S. Holder’s agent generally will then be required to provide certification to us or the applicable withholding agent, either directly or through other intermediaries. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty and does not timely file the required certification, the Non-U.S. Holder may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us or the applicable withholding agent (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net-income basis at the regular rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

To the extent distributions on our Common Stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in our Common Stock, but not below zero, and then will be treated as gain to the extent of any excess amount distributed, and taxed in the same manner as gain realized from a sale or other disposition of Common Stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our Common Stock unless (a) the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder holding period. In general, we would be a United States real property holding corporation if our interests in U.S. real estate comprise (by fair market value) at least half of our business assets.

A Non-U.S. Holder described in (a) above will be required to pay tax on the net gain derived from the sale at regular U.S. federal income tax rates and, if any such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, may also apply. Gain described in (b) above will be subject to U.S. federal income tax at a flat 30% rate or such lower rate as may be specified by an applicable income tax treaty, which gain may be offset by certain U.S.-source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to (c) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our Common Stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly, or constructively, no more than five percent of our Common Stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our Common Stock is regularly traded on an established securities market. There can be no assurance that our Common Stock will qualify as regularly traded on an established securities market.

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Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our Common Stock (even if the payments are exempt from withholding), including the amount of any such dividends, the name and address of the recipient and the amount, if any, of tax withheld. A similar report is sent to the Non-U.S. Holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding (currently at a rate of 24%). U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (as applicable), or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if the payer has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

U.S. information reporting and, subject to satisfaction of the above requirements for establishing an exemption, backup withholding requirements generally will apply to the proceeds of a disposition of our Common Stock effected by or through a U.S. office of any broker, U.S. or foreign. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

Sections 1471 through 1474 of the Code (commonly referred to as FATCA) impose a U.S. federal withholding tax of 30% on certain payments made to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). FATCA also generally imposes a federal withholding tax of 30% on certain payments to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify those requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules.

The withholding provisions described above currently apply to payments of dividends on our Common Stock, and, subject to the proposed Treasury Regulations described below, will apply to payments of gross proceeds from a sale or other disposition of Common Stock.

The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a disposition of our Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW AND THE POSSIBLE APPLICATION OF TAX TREATIES.

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LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Polsinelli PC, Washington, D.C. Certain other legal matters in connection with this offering will be passed upon for the Placement Agent by Dickinson Wright PLLC, 350 East Las Olas Boulevard, Suite 1750, Ft. Lauderdale, Florida 33301.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2025, and 2024, included in our Annual Report on Form 10-K for the year ended December 31, 2025, and incorporated by reference in this Prospectus and the Registration Statement, have been so incorporated in reliance on the report of AssentSure PAC, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

17

ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all the information included in the Registration Statement and the exhibits and schedules thereto.

Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified by such reference. For further information with respect to us and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith.

You can also read the Registration Statement at the SEC’s internet web site at http://www.sec.gov.

We file or have filed annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC’s public reference rooms as indicated above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this Prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that contain that information. The information we incorporate by reference is considered to be part of this Prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Prospectus.

We incorporate by reference in this Prospectus the documents and filings (other than current reports, or portions thereof, furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that: (i) are listed below; (ii) are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Registration Statement of which this Prospectus forms a part prior to effectiveness of such Registration Statement; and (iii) we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the time that all shares of Common Stock covered by this Prospectus have been sold or the offering is otherwise terminated; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

●	our Annual Report on Form 10-K for the year ended December 31, 2025 (File No. 001-42515), filed on March 18, 2026 (the “2025 Form 10-K”);

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2026 (File No. 001-42515), filed on May 15, 2026;

●	our Current Reports on Form 8-K (File No. 001-42515), filed on February 5, 2026, May 8, 2026 and May 26, 2026; and

●	the description of our capital stock which is contained in our Registration Statement on Form 8-A (File No. 001-42515), filed on February 11, 2025, as updated by Exhibit 4.2 of the 2025 Form 10-K, and any other amendment or report filed with the SEC for the purpose of updating such description.

We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

TEN Holdings, Inc.

1170 Wheeler Way,

Langhorne, Pennsylvania 19047

Attention: Secretary

1.800.909.9598

The documents incorporated by reference may be accessed at our website at https://www.tenholdingsinc.com/. We do not incorporate the information on our website into this Prospectus or any supplement to this Prospectus and you should not consider any information on, or that can be accessed through, our website as part of this Prospectus or any supplement to this Prospectus (other than those filings with the SEC that we specifically incorporate by reference into this Prospectus or any supplement to this Prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus will be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies, supersedes or replaces such statement.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to provisions of our articles of incorporation and our bylaws, or otherwise, the Company has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred by us, other than Placement Agent fees, in connection with the registration of the securities the subject of this Registration Statement. All such expenses are estimates, other than the SEC registration fee and Financial Industry Regulatory Authority Inc. (“FINRA”) filing fee:

SEC Registration Fee	$1,558
FINRA Filing Fee	$2,192
Accounting Fees and Expenses	$25,000
Company’s Legal Fees and Expenses	$250,000
Printing and Engraving Expenses	$10,000
Miscellaneous Expenses	$125,000
Estimated Total	$413,750

Item 14. Indemnification of Directors and Officers

The Company is a Nevada corporation and is generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, subject to certain statutory exceptions or unless the corporation’s articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless (i) the presumption that, subject to certain statutory exceptions, such director or officer, in deciding upon matters of business, acted in good faith, on an informed basis and with a view to the interests of the corporation is rebutted, (ii) it is proven that the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (iii) it is proven that such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502(1) of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, if the person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Section 78.7502(2) of the NRS provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. Section 78.7502(2) of the NRS precludes indemnification by the corporation for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Any discretionary indemnification pursuant to Section 78.7502 of the NRS, unless ordered by a court or advanced pursuant to Section 78.751(2) of the NRS, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. Such determinations must be made by the stockholders of the corporation, the board of directors, or in a written opinion of independent legal counsel, under certain circumstances.

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Section 78.751(1) of the NRS provides that a Nevada corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of (i) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) any claim, issue or matter therein, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees. Section 78.751(2) provides that, unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.751 and Section 78.7502 of the NRS and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, the bylaws, or any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751(2) of the NRS, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action. Section 78.751(3) of the NRS further provides that the indemnification pursuant to Section 78.751 and Section 78.7502 of the NRS and the advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 of the NRS continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. Section 78.751(5) of the NRS provides that a right to indemnification or advancement of expenses arising under a provision of the articles of incorporation or bylaws is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such act or omission has occurred.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee, or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses. No trust fund, self-insurance program, security interest or other lien on any assets of the corporation, or letter of credit, guaranty or surety may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

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Our articles of incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permissible under the applicable laws and regulations. In addition, our board of directors is authorized to purchase and maintain insurance on behalf of our officers and directors against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, liabilities, fines, penalties and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

The Company maintains standard policies of insurance under which coverage is provided (a) to the Company’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

See also the Undertakings set forth in the response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities. All issuances reflected below are shown on a pre-split basis with respect to the Company’s December 1, 2025 one-for-fifteen (1-for-15) reverse stock split.

V-Cube, Inc., the Company’s then-controlling stockholder, subscribed for 10 shares of Common Stock in consideration of $10.00 in the corporate formation of the Company on February 12, 2024, and obtained another 90 shares of Common Stock on July 2, 2024 in exchange for the 100% equity interest in TEN Events valued at approximately $32.5 million. Accordingly, the consideration paid by V-Cube, Inc. for its equity interest in the Company (amounting to 25 million shares of Common Stock) was approximately $32.5 million.

Spirit Advisors, LLC (“Spirit Advisors”) received a warrant to purchase Common Stock as of February 12, 2024, in partial consideration for consulting services rendered in connection with the Company’s initial public offering. On February 19, 2025, Spirit Advisors acquired 1,337,312 shares of Common Stock through the cashless exercise of the warrant.

On March 25, 2024, Xyvid, Inc. (now known as TEN Events) entered into a certain Agreement for Loan Conditions with Naoaki Mashita, our then director and the chief executive officer of V-Cube, Inc. pursuant to which Mr. Mashita agreed to provide a loan to Xyvid, Inc. in the principal amount of $317,000, bearing interest at an annual interest rate of 6.0%, with an original repayment date of December 31, 2024, and which loan agreement was assigned to and assumed by the Company on September 5, 2024, and the indebtedness thereunder was memorialized in a convertible promissory note delivered on such date with the same terms, and which convertible promissory note is convertible, in whole or in part, into shares of Common Stock prior to the maturity thereof. The conversion price of such convertible promissory note is $0.46 per share of Common Stock. On December 23, 2024, we issued 689,130 shares of Common Stock to Mr. Mashita pursuant to the partial conversion of the convertible promissory note, as amended, in the outstanding principal amount of $317,000 held by Mr. Mashita. On the same date, the Company and Mr. Mashita agreed to extend the repayment date of December 31, 2024 relative to the outstanding interest component of such indebtedness as of such date to March 31, 2025, pursuant to amendments to each of the Agreement for Loan Conditions and the convertible promissory note. The repayment date of the outstanding interest due on the convertible promissory note was further extended on March 19, 2025, to December 31, 2025, pursuant to amendments to each of the Agreement for Loan Conditions and the convertible promissory note. The repayment date of the outstanding interest due on the convertible promissory note was further extended on December 31, 2025, to June 30, 2026.

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On September 5, 2024, the Company’s board of directors adopted an equity incentive plan (the “Plan”) under which an aggregate of 10% of the Company’s authorized shares of Common Stock, which equaled 12,500,000 shares of Common Stock, were reserved for issuance. On September 27, 2024, the Company’s board of directors and then sole stockholder approved the resolution to change the maximum number of shares of Common Stock reserved and available for granting awards under the Plan from 12,500,000 to 4,000,000. The Plan allows for the issuance of options, stock appreciation rights, restricted stock, restricted stock unit, performance award, dividend equivalent, and other stock-based award to selected employees, officers, directors, and consultants, for them to acquire a proprietary interest in the growth and performance of the Company. On October 10, 2024, the Company granted stock options to certain individuals who were the Company’s directors and employees to purchase an aggregate of 2,640,250 shares of Common Stock at an exercise price of $0.46 per share. On June 30, 2025, the Company granted a stock option Mr. Virgilio D. Torres, the Company’s Chief Financial Officer, Secretary and Director, to purchase an aggregate of 323,884 shares of Common Stock at an exercise price of $0.36 per share. The options have a contractual term of ten years and vest upon the satisfaction of service conditions for Company employees and performance conditions for Company directors. Pursuant to the stock award agreements, an aggregate of 1,122,925 shares of Common Stock vested upon the completion of our IPO.

On April 23, 2025, the Company entered into the Settlement Agreement with Sunpeak Holdings Corporation (“SHC”), which became effective on April 30, 2025, to settle certain outstanding obligations owed by the Company. Pursuant to the Settlement Agreement, SHC agreed to purchase the Claims and will exchange such Claims for the Settlement Shares (each as defined in the Settlement Agreement). The Settlement Shares were priced at the closing price of the Common Stock on April 23, 2025, subject to adjustment pursuant to the terms of the Settlement Agreement. On April 30, 2025, SHC requested the issuance of 175,000 Settlement Fee Shares to SHC, pursuant to the Settlement Agreement, and such shares were issued on May 9, 2025. On May 13, 2025, SHC requested the issuance of 1,372,000 shares of Common Stock to SHC, representing a settlement of $598,329.20, pursuant to the Settlement Agreement, and such shares were issued on May 14, 2025. On May 14, 2025, SHC requested the issuance of 1,458,000 shares of Common Stock to SHC, representing a settlement of $635,833.80, pursuant to the Settlement Agreement, and such shares were issued on May 15, 2025. On June 3, 2025, SHC requested the issuance of 690,000 shares of Common Stock to SHC, representing a settlement of $259,088.10, pursuant to the Settlement Agreement, and such shares were issued on June 4, 2025. On June 10, 2025, SHC requested the issuance of 707,000 shares of Common Stock to SHC, representing a settlement of $274,846.25, pursuant to the Settlement Agreement, and such shares were issued on June 11, 2025. On June 25, 2025, SHC requested the issuance of 1,158,000 shares of Common Stock to SHC, representing a settlement of $374,937.24, pursuant to the Settlement Agreement, and such shares were issued on June 25, 2025. On October 31, 2025, the Company and SHC entered into a Release Agreement (the “Release”) pursuant to which SHC agreed to release the Company from any and all further payments or obligations under the Settlement Agreement in exchange for a payment of $250,000 from the Company, which payment was made on October 30, 2025.

On June 23, 2025, the Company issued 882,145 shares of our Common Stock to Lincoln Park in consideration for its commitment to purchase shares under our ELOC.

During the three months ended September 30, 2025, we issued (i) 1,458,859 shares of Common Stock to Lincoln Park for a weighted average price of $0.29 per share, or an aggregate of $424,736, pursuant to the terms of our ELOC and (ii) 83,350 shares of Common Stock to Bancroft Capital, LLC (“Bancroft”) upon exercise of warrants granted to Bancroft in connection with our initial public offering for an exercise price of $7.20 per share, or an aggregate of $600,120.

On December 22, 2025, the Company issued 991,000 shares of Common Stock for gross proceeds of approximately $2.25 million pursuant to Stock Purchase Agreements with certain purchasers named therein.

On May 22, 2026, the Company issued 500,000 shares of Common Stock for gross proceeds of approximately $500,000 pursuant to a Stock Purchase Agreement with the purchaser named therein.

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Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The list of exhibits is set forth below.

EXHIBIT INDEX

		Incorporated by Reference (Unless Otherwise Indicated)
Exhibit Number	Exhibit Title	Form	File	Exhibit	Filing Date
1.1	Placement Agent Agreement, dated, by and between the Registrant and WestPark Capital, Inc.	-	-	-	Filed herewith

3.1	Articles of Incorporation	10-Q	001-42515	3.1	November 10, 2025

3.2	Bylaws	10-Q	001-42515	3.2	November 10, 2025

4.1	Specimen Stock Certificate	S-1	333-282621	4.1	October 11, 2024

5.1	Opinion of Polsinelli PC	S-1	333-294896	5.1	June 1, 2026

10.1†	Form of Indemnification Agreement by and between the Registrant and its officers and directors	S-1	333-282621	10.3	October 11, 2024

10.2	Agreement for loan condition by and between V-Cube, Inc. and Xyvid, Inc.	S-1	333-282621	10.5	October 11, 2024

10.3	Agreement for loan condition by and between Wizlearn Technologies Pte. Ltd. and Xyvid, Inc.	S-1	333-282621	10.6	October 11, 2024

10.4	Agreement of lease by and between Xyvid, Inc. and GHDLCK LLC	S-1	333-282621	10.7	October 11, 2024

10.5	Consulting Agreement with Spirit Advisors, LLC	S-1	333-282621	10.8	October 11, 2024

10.6	Master Service Agreement by and between the Registrant and its Largest Customer for the Fiscal Year Ended December 31, 2025 (portions of the exhibit will be omitted pursuant to Item 601 of Regulation S-K)	10-K	001-42515	10.9	March 28, 2025

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10.7	The Registrant’s Amended and Restated 2024 Equity Incentive Plan	S-1	333-282621	10.12	October 11, 2024

10.8	Follow-on Offering Advisory Agreement by and between the Registrant and RyuShin Advisors LLC dated February 18, 2025	10-Q	001-42515	10.21	May 19, 2025

10.9	Master Services Agreement by and between the Registrant and PeakValue, LLC dated February 18, 2025	10-Q	001-42515	10.22	May 19, 2025

10.10	Consultancy Agreement by and between the Registrant and Jipsy Trade Limited dated February 18, 2025	10-Q	001-42515	10.24	May 19, 2025

10.11	Purchase Agreement, dated as of June 23, 2025, between TEN Holdings, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-42515	10.1	June 25, 2025

10.12	Registration Rights Agreement, dated as of June 23, 2025, between TEN Holdings, Inc. and Lincoln Park Capital Fund, LLC	8-K	001-42515	10.2	June 25, 2025

10.13+	Reseller Program Agreement, dated as of October 21, 2025, between TEN Holdings, Inc. and Xcyte Digital Corporation	10-Q	001-42515	10.3	November 10, 2025

10.14	Form of Stock Purchase Agreement, dated December 22, 2025.	8-K	001-42515	10.1	December 29, 2025

10.15+	Registration Rights Agreement, dated December 22, 2025, by and among TEN Holdings, Inc. and the Purchasers named therein	8-K	001-42515	10.2	December 29, 2025

10.16†	Amended and Restated Employment Agreement, dated December 22, 2025, by and between TEN Holdings, Inc. and Virgilio D. Torres	8-K	001-42515	10.4	December 29, 2025

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10.17	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.19	March 18, 2026

10.18	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.20	March 18, 2026

10.19	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and Wizlearn Technologies Pte. Ltd.	10-K	001-42515	10.21	March 18, 2026

10.20	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.22	March 18, 2026

10.21	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.23	March 18, 2026

10.22	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.24	March 18, 2026

10.23	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.25	March 18, 2026

10.24	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and PAVE Education Pte. Ltd.	10-K	001-42515	10.26	March 18, 2026

10.25	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and V-Cube Inc.	10-K	001-42515	10.27	March 18, 2026

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10.26	Extension Agreement for Loan Conditions, dated December 31, 2025, by and between TEN Events Inc. and Noaoki Mashita	10-K	001-42515	10.28	March 18, 2026

10.27	Corporate Support and Funding Agreement, dated March 18, 2026, by and between V-Cube, Inc. and the Registrant	10-K	001-42515	10.29	March 18, 2026

10.28	Stock Purchase Agreement, dated May 22, 2026, between TEN Holdings, Inc. and the Purchaser named therein.	8-K	001-42515	10.1	May 26, 2026

10.29	Registration Rights Agreement, dated May 22, 2026, between TEN Holdings, Inc. and the Purchaser named therein.	8-K	001-42515	10.2	May 26, 2026

21.1	Subsidiaries	S-1	333-282621	21.1	October 11, 2024

23.1	Consent of AssentSure PAC	S-1	333-294896	23.1	June 1, 2026

23.2	Consent of Polsinelli PC (included in Exhibit 5.1)	S-1	333-294896	23.2	June 1, 2026

24.1	Power of Attorney (included on the signature page hereof)	S-1	333-294896	-	June 1, 2026

101.INS	Inline XBRL Instance Document	-	-	-	Filed herewith

101.SCH	Inline XBRL Taxonomy Extension Schema Document	-	-	-	Filed herewith

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	-	-	-	Filed herewith

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	-	-	-	Filed herewith

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	-	-	-	Filed herewith

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	-	-	-	Filed herewith

107.1	Filing Fee Table	S-1	333-294896	107	June 1, 2026

+	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.
†	This exhibit constitutes a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements and notes thereto.

Item 17. Undertakings

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langhorne, State of Pennsylvania, on June 3, 2026.

TEN HOLDINGS, INC.

/s/ Virgilio D. Torres
Virgilio D. Torres
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Virgilio D. Torres	Director, Chief Executive Officer and Chief Financial Officer	June 3, 2026
Virgilio D. Torres	(Principal Executive Officer and Principal Financial and Accounting Officer)

*	Director	June 3, 2026
Christina Maldonado

*	Director	June 3, 2026
Yuji Ishida

*	Director	June 3, 2026
Gan Yong Sheng

*	The Undersigned does hereby sign this Pre-Effective Amendment No. 2 to the Registration Statement on behalf of each of the above indicated directors of TEN Holdings, Inc. pursuant to a power of attorney executed by each such director and officer in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement on June 1, 2026.

By:	/s/ Virgilio D. Torres
Virgilio D. Torres, Attorney-in-fact

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